EXHIBIT 10.1

ASSURANT, INC.
AMENDED AND RESTATED DIRECTORS COMPENSATION PLAN

ARTICLE 1
PURPOSE

1.1 PURPOSE. The purpose of the Assurant, Inc. Amended and Restated Directors Compensation Plan is to attract, retain and compensate highly-qualified individuals who are not employees of Assurant, Inc. or any of its subsidiaries or affiliates for service as members of the Board by providing them with competitive compensation and an ownership interest in the Common Stock of the Company. The Company intends that the Plan will benefit the Company and its stockholders by allowing Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Common Stock and will closely associate the interests of Non-Employee Directors with that of the Company’s stockholders.

1.2 ELIGIBILITY. All active Non-Employee Directors shall automatically be participants in the Plan.

ARTICLE 2
DEFINITIONS

2.1 DEFINITIONS. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a) “Base Annual Retainer” means the annual cash retainer (excluding expenses) payable by the Company to a Non-Employee Director pursuant to Section 4.1 hereof for service as a director of the Company (i.e., excluding any Supplemental Annual Retainer), as such amount may be changed from time to time.

(b) “Board” means the Board of Directors of the Company.

(c) “Company” means Assurant, Inc., a Delaware corporation.

(d) “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(e) “Disability” means any illness or other physical or mental condition of a Non-Employee Director that renders him or her incapable of performing as a director of the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Board, is permanent and continuous in nature. The Board may require such medical or other evidence as it deems necessary to judge the nature and permanency of a Non-Employee Director’s condition.

(f) “Effective Date” has the meaning set forth in Section 7.6 of the Plan.

(g) “Non-Employee Director” means a director of the Company who is not an employee of the Company.

(h) “Plan” means the Assurant, Inc. Amended and Restated Directors Compensation Plan, as amended from time to time.

(i) “Plan Year(s)” means the calendar year.

(j) “Restricted Stock Unit” means a unit denominated in shares of Common Stock contingently awarded in accordance with Article 5.

(k) “Supplemental Annual Retainer” means the annual retainer (excluding expenses) payable by the Company to a Non-Employee Director pursuant to Section 4.2 hereof for service as the Chair of the Board or as a chair (or vice chair) of a committee of the Board, as such amount may be changed from time to time.

ARTICLE 3
ADMINISTRATION

3.1 ADMINISTRATION. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its stockholders and persons granted awards under the Plan. The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.

3.2 RELIANCE. In administering the Plan, the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board in connection with the Plan.

3.3 INDEMNIFICATION. Each person who is or has been a member of the Board or who otherwise participates in the administration or operation of the Plan shall be indemnified by the Company against, and held harmless from, any loss, cost, liability or expense that may be imposed upon or incurred by him or her in connection with or resulting from any claim, action, suit or proceeding in which such person may be involved by reason of any action taken or failure to act under the Plan and shall be fully reimbursed by the Company for any and all amounts paid by such person in satisfaction of judgment against him or her in any such action, suit or proceeding, provided he or she will give the Company an opportunity, by written notice to the Board, to defend the same at the Company’s own expense before he or she undertakes to defend it on his or her own behalf. This right of indemnification shall not be exclusive of any other rights of indemnification.

ARTICLE 4
CASH COMPENSATION

4.1 BASE ANNUAL RETAINER. Each Non-Employee Director shall be paid a Base Annual Retainer for service as a director during each Plan Year, payable in such installments as the Board may determine at its discretion. The amount of the Base Annual Retainer shall be established from time to time by the Board. Until changed by the Board, the Base Annual Retainer shall be $100,000 for a full Plan Year. Each person who first becomes a Non-Employee Director on a date other than January 1 of any year shall be paid a pro-rata retainer equal to the Base Annual Retainer for such Plan Year, multiplied by a fraction, the numerator of which is the number of full months and portions thereof before the end of the Plan Year, and the denominator of which is 12. Payment of such prorated Base Annual Retainer shall begin on the date that the person first becomes a Non-Employee Director.

4.2 SUPPLEMENTAL ANNUAL RETAINER. Non-Employee Directors who serve as Chair of the Board or as a chair (or vice chair) of a committee of the Board during a Plan Year shall be paid a Supplemental Annual Retainer with respect to such service, payable quarterly at the same times as installments of the Base Annual Retainer are paid. The amount of the Supplemental Annual Retainer shall be established from time to time by the Board. Until changed by the Board, the Supplemental Annual Retainer for a full Plan Year shall be as follows:

Chair
Chair of the Board	$180,000
Audit Committee	$25,000
Vice Chair - Audit Committee	$15,000
Compensation Committee	$20,000
Nominating and Corporate Governance Committee	$20,000
Finance and Risk Committee	$20,000
Information Technology Committee	$20,000
Executive Committee	$0

A pro-rata Supplemental Annual Retainer will be paid to any Non-Employee Director who becomes Chair of the Board or chairs (or vice chairs) a committee of the Board on a date other than the beginning of a Plan Year, based on the number of full months and portions thereof between the date such Non-Employee Director commenced service and the beginning of the next Plan Year.

4.3 TRAVEL EXPENSE REIMBURSEMENT. All Non-Employee Directors shall be reimbursed for reasonable travel expenses (including spouse’s expenses to attend events to which spouses are invited) in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chief Executive Officer requests the Non-Employee Director to participate. If the travel expense is related to the reimbursement of commercial airfare, such reimbursement will not exceed first class rates. If the travel expense is related to reimbursement of non-commercial air travel, such reimbursement shall not exceed the rate for comparable travel by means of commercial airlines.

ARTICLE 5
EQUITY COMPENSATION

5.1 EQUITY GRANTS.

(a) Initial Stock Grant. Each Non-Employee Director shall receive, on the later of the Effective Date of the Plan or the first date he or she becomes a Non-Employee Director, an award of a number of Restricted Stock Units equal to the quotient of (x) $160,000 and (y) the closing price of the Common Stock on the New York Stock Exchange on such date, rounded up to the nearest whole unit. In no event will a director receive an initial award of shares if the next annual meeting of stockholders is within four months of the date he or she becomes a Non-Employee Director.

(b) Annual Equity Grants. On the day following each annual meeting of the Company’s stockholders, each Non-Employee Director in service on that date will receive an award of a number of Restricted Stock Units equal to the quotient of (x) $160,000 and (y) the closing price of the Common Stock on the New York Stock Exchange on such day, rounded up to the nearest whole unit.

(c) Source of Awards. The Restricted Stock Units described in this Article 5 shall be granted, and the shares of Common Stock underlying such Restricted Stock Units shall be issued, pursuant and subject to the terms and conditions of the Assurant, Inc. 2017 Long-Term Equity Incentive Plan (the “ALTEIP”).

(d) Award Agreements. All awards of Restricted Stock Units to a Non-Employee Director under the ALTEIP shall be evidenced by a written Award Agreement between the Company and the Non-Employee Director, which shall include such provisions, not inconsistent with the ALTEIP, as may be specified by the Board.

ARTICLE 6
AMENDMENT, MODIFICATION AND TERMINATION

6.1 AMENDMENT, MODIFICATION AND TERMINATION. The Board may, at any time and from time to time, amend, modify or terminate the Plan; provided, that no such amendment, modification or termination shall adversely affect awards outstanding as of the effective date of such amendment; provided, further, however, that if an amendment to the Plan would constitute a change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a securities exchange on which the Common Stock is listed or traded, then such amendment shall be subject to stockholder approval.

ARTICLE 7
GENERAL PROVISIONS

7.1 ELECTION TO DEFER PAYMENT. A Participant may elect to defer receipt of any cash payment under the Plan. Such election shall be made in writing and delivered to the plan administrator in compliance with, and such deferral shall be governed solely by the terms of, the Assurant, Inc. Deferred Compensation Plan.

7.2 RESTRICTIONS OF LENDERS. The Company’s obligations under the Plan shall be subject to, and may from time to time be prohibited by, agreements that may be in effect from time to time among or between the Company or its affiliates and their respective lenders. In the event that the Company would not be able to perform any of its agreements or fulfill any of its obligations hereunder without violating such a loan agreement, the Company shall be excused from such performance or fulfillment with no liability therefor to the Non-Employee Directors; provided that if and when such performance or fulfillment would no longer be such a violation, the Company shall have the obligation to complete such performance or fulfillment at that time.

7.3 DURATION OF THE PLAN. The Plan shall remain in effect until the day immediately following the 2025 annual meeting of Company’s stockholders, unless terminated earlier by the Board.

7.4 EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.

7.5 GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Delaware.

7.6 EFFECTIVE DATE. The Plan was originally adopted by the Board on October 15, 2003 and was approved by the sole stockholder on October 15, 2003. The Plan was amended by the Board on December 12, 2003, became effective on February 4, 2004 (the “Effective Date”), and was amended and restated effective May 13, 2021.

ASSURANT, INC.

/s/ Francesca L. Luthi
By:	Francesca L. Luthi
Title:	Executive Vice President, Chief Administrative Officer